SHRINK SOLAR's QUANTUM DOT TECHNOLOGY ACHIEVES 12.6% OPTICAL EFFICIENCY
IN PUBLISHED STUDY

Findings Published in 'Applied Physics Letters' Show Shrink's Quantum Dot Technology Generates Nearly Twice the Photocurrent in Silicon Cells as Compared to Leading Photovoltaic Materials

CARLSBAD, CA – May 17, 2010 – Shrink Nanotechnologies, Inc. (“Shrink”) (OTCBB:INKN), an innovative nanotechnology company developing products and licensing opportunities in the solar energy production, medical diagnostics and sensors and biotechnology research and development tools businesses, is pleased to announced today that its wholly-owned subsidiary Shrink Solar's patent-pending Quantum Dot Solar Concentrator technology has demonstrated the ability to boost solar power absorption by silicon cells by nearly twice that of other leading photovoltaic materials.  Results of the study were published in Applied Physics Letters (Vol.96, Issue 19) online on May 11, 2010. The article titled, “Viability of using near infrared PbS quantum dots as active materials in luminescent solar concentrators,” is available at www.shrinksolar.com.

Shrink has the exclusive rights to develop and commercialize products based on its patent-pending Quantum Dot Solar Concentrator technology, which acts as a “solar cell accessory” by enhancing the ability of traditional silicon solar cells to absorb sunlight and convert it to electricity.  The technology was invented by Shrink Science Advisory Board member Dr. Sayantani Ghosh and Shrink Scientific Co-founder Dr. Michelle Khine. In this latest study, Dr. Ghosh and her team determined that “the performance of chemically synthesized lead sulfide (Pbs) quantum dots (QDs) generated nearly twice the photocurrent in silicon cells than other materials, achieving an integrated optical efficiency of 12.6%. This attributed primarily to the broadband absorption of PbS, which allows optimum harvesting of the solar spectrum.”

“This published study confirms the findings of previous work conducted by some of the nation's leading PV laboratories doing work on QDs.  Our QD polymer-based solutions have the ability to extend the relative performance of existing PV technology and have the adaptability to be integrated into legacy PV technologies. This study provides another important proof-of-concept toward the commercialization and application of our solar energy technology for a wide range of solar powered products,” said Mark L. Baum, CEO of Shrink Nanotechnologies, Inc.

About Shrink Nanotechnologies, Inc.

Shrink Nanotechnologies, Inc. is a high-technology developing-stage company that makes ultra-functional nano-sized technologies, components and product systems. The Company operates as a first of its kind FIGA™ organization. FIGA companies bring together diverse contributions from leaders in the worlds of finance, industry, government and academia. The Company's diverse advanced plastic substrates, nano-devices and biotech research tools, among others, are designed to be ultra-functional and mechanically superior in the solar energy, environmental detection, stem cell research tools and biotechnology device markets. The Company’s products are based on a pre-stressed plastic called NanoShrink™, and on a patent-pending manufacturing process called the ShrinkChip Manufacturing Solution™. Shrink’s unique materials and manufacturing solution represents a new paradigm in the rapid design, low-cost fabrication and manufacture of nano-scale devices for numerous significant markets.

To learn more about Shrink Nanotechnologies, Inc. or to download the most up-to-date shareholder kit, please visit at www.shrinknano.com and www.shrinksolar.com.

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only. Actual results may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Shrink's ability to obtain additional financing, secure defendable patent rights, to build and develop markets for Shrink's technologies and products and to finalize a commercial-ready solar concentrator product. These factors should be strongly considered when making a decision to acquire or maintain a financial interest in Shrink, including consulting with a FINRA registered representative prior to making such decision. Shrink undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Shrink's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Shrink's success are more fully disclosed in Shrink's most recent public filings with the U.S. Securities and Exchange Commission.

See also:

http://www.shrinksolar.com/blog/

http://www.shrinknano.com/products/product-tools

http://www.shrinknano.com/products/product-diagnostics

http://www.shrinknano.com/tech

http://www.shrinknano.com/tr35-a-children%E2%80%99s-toy-inspires-a-cheap-easy-production-method-for-high-tech-diagnostic-chips

Contact:
For Shrink Nanotechnologies
Mark L. Baum, Esq.
760-804-8844 x205